TIA CROSS-REFERENCE SHEET

TRUST INDENTURE ACT SECTION		INDENTURE SECTION
Section 310	(a)(1) (a)(2) (a)(3) (a)(4) (a)(5) (b)	Omitted Omitted N.A. N.A. Omitted Omitted
Section 311	(a) (b)	Omitted Omitted
Section 312	(a) (b) (c)	Omitted Omitted Omitted
Section 313	(a) (b)(1) (b)(2) (c) (d)	Omitted Omitted Omitted Omitted Omitted
Section 314	(a) (b) (c) (d) (e)	Omitted Omitted Omitted Omitted Omitted
Section 315	(a) (b) (c) (d) (e)	Omitted 7.5 7.1.3 Omitted Omitted
Section 316	(a)(last sentence) (a)(1)(A) (a)(1)(B) (a)(2) (b) (c)	13.4 N.A. 6.4 N.A. 6.7 Omitted
Section 317	(a)(1) (a)(2) (b)	6.8 6.9 2.5
Section 318	(a)	13.15

N.A. means Not Applicable.